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DYNEGY INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ IN 000'S)
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
                                                                                       YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------------------------
                                                              1999      1998       1997       1996       1995       1994
                                                            --------  ---------  ---------  ---------  ---------  ----------
Computation of Earnings:
  Pre-tax income (loss) from continuing operations          $226,526  $158,691   $(149,895) $169,645   $ 65,234    $ 44,105
  Undistributed income from equity Investees                  13,754     6,477       4,073    21,729      9,169       3,803
                                                            --------  --------   ---------  --------   --------    --------
    Computed Earnings (Loss)                                 212,772   152,214    (153,968)  147,916     56,065      40,302
                                                            --------  --------   ---------  --------   --------    --------
Fixed Charges:
  Interest costs:
    Expensed                                                  75,730    73,672      63,455    46,202     34,475       1,114
    Capitalized                                               16,695     7,591       8,800     1,200      1,028          --
  Minority interest in income of a subsidiary                 16,632    16,632       9,841        --         --          --
  Amortization of financing costs                              2,434     1,320         943       772      1,132       1,267
  Amortization of Premium                                         --    (2,568)     (6,768)   (4,892)    (3,216)         --
  Rental expense representative of interest factor            13,786    20,698      13,572     4,171      3,719         955
                                                            --------  --------   ---------  --------    -------    --------
    Total Fixed Charges                                      125,277   117,345      89,843    47,453     37,138       3,336
                                                            --------  --------   ---------  --------    -------    --------

Earnings Before Income Taxes and Fixed Charges              $321,354  $261,968   $ (72,925) $194,169    $92,175    $ 43,638
                                                            ========  ========   =========  ========    =======    ========
Ratio of Earnings to Fixed Charges                              2.56      2.23         (a)      4.09       2.48       13.08
                                                            ========  ========   =========  ========    =======    ========

(a) Earnings are inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.